Exhibit 99.1

FOR IMMEDIATE RELEASE on March 28, 2004

                 Trend Mining Announces 2005 Exploration Program

Denver, CO-Trend Mining Company (OTC BB: TRDM) is pleased to announce Trend's 2005 exploration program approved at its March Board meeting held in Toronto. The Company has recently been successful in raising sufficient capital to cover all of its fixed costs for 2005 as well as enabling Trend to initiate exploration programs at Stillwater in Montana, Lake Owen in Wyoming, and at Peter Lake in Saskatchewan. At Diabase Peninsula/Cree Lake, Trend's uranium project in the Athabasca Basin of Saskatchewan, Trend's partner Nuinsco Resources Limited is operator and has already commenced the 2005 exploration program. Separately, the Board also resolved that Trend should seek a listing on the TSX-Venture exchange and has commenced the listing process.

Trend plans a number of initiatives at Stillwater to advance the property in which it can earn a 50% interest from Aurora Metals (BVI) Limited. The district is home to Stillwater Mining Company's platinum-palladium operations, which produce approximately 600,000 ounces of platinum group metals (PGMs) per year, representing the world's largest pure PGM operations outside of South Africa. On the claims controlled by Trend, there is not only potential for economic PGM mineralization, but there are known occurrences of copper-nickel mineralization that need follow-up, including historic drill intersections which were never assayed for PGMs by the then operator, Anaconda Company. Trend plans to reassay historic drill core where possible as well as to drill new holes to test for both PGM and copper-nickel mineralization. Drilling operations can commence following permitting and environmental reclamation bonding.

Lake Owen in Wyoming is a site with potential for both platinum-palladium mineralization as well as for iron ore in the form of magnetite. Magnetite is easily detectable with geophysical surveying methods and can be of interest in its own right or can serve as a guide to the rock formations which could contain economic concentrations of platinum group metals. Trend will conduct a detailed ground magnetic survey at Lake Owen this Spring in order to obtain better control on potential locations of either PGM or iron mineralization. In conjunction with Trend's initiative to list on the TSX-Venture exchange, Trend has retained Micon International Limited from Toronto to write the qualifying N.I. 43-101 report - required by the Exchange's listing requirements - to qualify Lake Owen as Trend's "project of merit."

Peter Lake in Saskatchewan is Trend's largest land holding but earliest stage project. Previously, Trend had conducted only limited research on its claim group as it awaited results from government-sponsored ground and airborne surveys being conducted jointly by the Geological Survey of Canada (GSC) and Saskatchewan Geological Survey (SGS). The GSC and SGS studies have been going on for several years, results from which are expected to be released in May before the summer field season begins. Claims held by Trend cover known occurrences of both platinum-palladium mineralization as well as concentrations of copper and nickel, but to date no commercially viable metal resources have been found. The Company hopes that the government surveys, conducted at an expense of several million dollars, will assist Trend in focusing its 2005 reconnaissance efforts.

Trend Mining Company is a U.S. based mineral exploration company focused on platinum-palladium projects in Montana, Wyoming, and Saskatchewan as well as uranium exploration in Saskatchewan.

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information contact:
Trend Mining Company
John P. Ryan, Secretary
Phone: 843-842-4048